Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-123549 and 333-162309 on Form S-3 and in Registration Statement No.’s 333-23237, 333-41327, 333-41291, 333-62157, 333-62151, 333-71892, 333-129391, 333-129392 and 333-155533 on Forms S-8 of our reports dated March 11, 2010, relating to the financial statements and financial statement schedule of Radiant Systems, Inc., and the effectiveness of Radiant Systems, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radiant Systems, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 11, 2010